Exhibit 10.2

AMENDMENT TO PROMISSORY NOTE

This Amendment to the Promissory Note (the “Amendment”), dated September 11, 2024, by and between Plum Acquisition Corp. I (“Maker”), and Michael J. Dinsdale, a natural person (“Dinsdale” and, collectively, the “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into that Promissory Note, dated January 31, 2022 (the “Promissory Note”);

WHEREAS, the Parties desire to address the amend some of the obligations of the Parties as set forth in the Promissory Note.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions herein contained, it is agreed as follows:

SECTION 1. AMENDMENTS TO PROMISSORY NOTE

1.1	Section 7 of the Promissory Note (Conversion) is hereby amended to replace Section 7 in its entirety with the following:

“7. Conversion. Immediately prior to the Closing of a Business Combination, (i) the outstanding principal balance of this Note shall be converted into Class A Common Stock of the Maker at a price of $5.00 per share; pursuant to which (ii) Maker shall issue and deliver to Payee, such number of shares of Class A Common Stock of the Maker equal to such outstanding principal balance divided by $5.00 (issued in the name(s) requested by Payee), or made appropriate book-entry notation on the books and records of the Maker, for the number of Class A Common Stock of Maker issuable upon the conversion of this Note; and (iii) such shares shall bear such legends as are required in the opinion of legal counsel to Maker (or by any other agreement between Maker and Payee) and applicable state and federal securities laws, rules and regulations.”

SECTION 2. MISCELLANEOUS

2.1	Governing Law; Jurisdiction. The construction, interpretation and performance of this Amendment shall be governed by the laws of the State of New York. Any and all disputes which may arise between the Parties as a result of or in connection with this Amendment, its interpretation, performance or breach shall be brought and enforced in the courts of the state of New York.

2.2	Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties; provided, however, that no party may assign its rights hereunder without the prior written consent of the other Parties.

2.3	Entire Agreement. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof on date hereof. The Agreement, as so amended, including its preamble and exhibits, and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof and supersede all prior agreements and understandings relating thereto.

2.3	Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2.9	Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and together shall constitute one and the same instrument. The Parties may execute this Agreement via facsimile.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have duly executed this Amendment as of the date first written above.

PAYEE:
MICHAEL J. DINSDALE

By:	/s/ Michael J. Dinsdale
Name:	Michael J. Dinsdale

MAKER:
PLUM ACQUISITION CORP. I

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Co- Chief Executive Officer & President

[Signature Page to Amendment Promissory Note]